SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 2)*
Armanino Foods of Distinction, Inc.

-----------------------------------------------------------------------------
(Name of Issuer)
Common Stock
-----------------------------------------------------------------------------
(Title of Class of Securities)
042166702
-----------------------------------------------------------------------------
(CUSIP Number)
December 31, 2001
-----------------------------------------------------------------------------
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this

Schedule is Filed:

[X] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 6 pages
CUSIP No.                                 13G                 Page 2 of 6 Pages
- --------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      First London Securities Corporation                          75-2403252
- --------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (a) [ ]

      (b) [X]
- --------------------------------------------------------------------------------
 3    SEC USE ONLY

- --------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Texas
- --------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                                     446,255
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                                     446,255
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH

- -------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      446,255
- --------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES

      (See Instructions)

      [ ]
- --------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      14.0
- --------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)

      BD
- --------------------------------------------------------------------------------

   3
                                          13G                 Page 3 of 6 Pages

Item 1.    (a).    Name of Issuer:

                   Armanino Foods of Distinction, Inc.

           (b).    Address of Issuer's Principal Executive Offices:

                   30588 San Antonio Street
                   Hayward, California 94544

Item 2.    (a).    Name of Person Filing:

                   First London Securities Corporation

           (b).    Address of Principal Business Office or, if none, Residence:

                   2603 Fairmount

                   Dallas, Texas 75201

           (c).    Citizenship

                   Texas

   4
                                          13G                 Page 4 of 6 Pages

Item 2.    (d).    Title of Class of Securities:

                   common stock

           (e).    CUSIP Number:

                   042166702

Item 3.    If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or
           (c), check whether the person filing is a :

           (a) [X] Broker or dealer registered under section 15 of the Act (15
                   U.S.C. 78o).

           (b) [ ] Bank as defined in section 3(a)(6) of the Act (15
                   U.S.C 78c).

           (c) [ ] Insurance company as defined in section 3(a)(19) of the Act
                   (15 U.S.C. 78c).

           (d) [ ] Investment company registered under section 8 of the
                   Investment Company Act of 1940 (15 U.S.C. 80a-8).

           (e) [ ] An investment adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E);

           (f) [ ] An employee benefit plan or endowment fund in accordance with
                   Rule 13d-1(b)(1)(ii)(F);

           (g) [ ] A parent holding company or control person in accordance with
                   Rule 13d-1(b)(1)(ii)(G)

           (h) [ ] A savings association as defined in Section 3(b) of the
                   Federal Deposit Insurance Act (12 U.S.C. 1813);

           (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment
                   Company Act of 1940 (15 U.S.C. 80a-3);

           (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.            Ownership.

           (a).    Amount Beneficially Owned:  446,255.00

           (b).    Percent of Class:  14.0%.

           (c).    Number of shares as to which the person has:

                   (i)      Sole power to vote or to direct the vote
                            446,255.00.

                   (ii)     Shared power to vote or to direct the vote  ___.

                   (iii)    Sole power to dispose or to direct the
                            disposition of 446,255.00.

                   (iv)     Shared power to dispose or to direct the
                            disposition of  ____.

INSTRUCTION. For computations regarding securities which represent a right to acquire an underlying security SEE Rule 13d3(d)(1).
5
Item 5.      Ownership of Five Percent or Less of a Class:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

INSTRUCTION: Dissolution of a group requires a response to this item.

Item 6.      Ownership of More than Five Percent on Behalf of Another Person:

         If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

Item 7.      Identification and Classification of Subsidiary Which Acquired
             the Security Being Reported on By the Parent Holding Company:

         If a parent holding company has filed this schedule, pursuant to Rule
13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule
13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

Item 8.      Identification and Classification of Members of the Group:

         If a group has filed this schedule pursuant to Section
240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Section 240.13d-1(c) or Section
240.13d-1(d), attach an exhibit stating the identity of each member of the group.

   6
                                          13G                 Page 6 of 6 Pages

          Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

Item 10.     Certification:

(a)
The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(a)
The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

By
signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                  Signature:  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set
                   forth in this statement is true, complete and correct.

                                               February 14, 2002

                                            ------------------------

                                         Date:

                                      /s/ Douglas R. Nichols

                                   ------------------------

                                Signature:

                             President

                          ------------------------

                       Name/Title: